EXHIBIT 10.5

EMPLOYMENT AGREEMENT

AGREEMENT made as of the 3 day of October 2022 between Integrated Holding Solutions, Inc. ("Company"), a Nevada corporation having an office located at 6810 N State Road 7, Coconut Creek, FL 33073, and Eugene Caiazzo ("Employee”), a resident of the State of Florida; 1300 N. Florida Mango Road, Suite 30, West Palm Beach, Florida 33409.

WHEREAS, Company and Employee, wish to enter into an Employment Agreement pursuant to which Employee will be employed as President of Consolidated Apparel, Inc. (“Employer” or “Consolidated Apparel”) and a Board Director of SEC reporting and publicly traded company, Integrated Cannabis Solutions, Inc. (“Parent’ or “Integrated Cannabis”); and

WHEREAS, Employee will be employed as President of Consolidated Apparel and Director of the Board of Directors (the “Board”) of Integrated Cannabis.

WHEREAS, this Agreement is intended to constitute an “employee benefit plan” within the meaning of Rule 405 of Regulation C under the Securities Act of 1933, as amended.

NOW, THEREFORE, in consideration of the respective agreements hereinafter set forth, the parties agree as follows:

1. Employment

1.01  Scope of Agreement. Employer hereby employs Employee, and Employee hereby accepts employment with Employer in the position and with the duties set forth below.

1.02  Term. The term of this Agreement shall commence as of October 3, 2022, and terminates on January 1, 2025; subject, however, to earlier termination in accordance with the provisions of this Agreement, provided, however, that commencing on the last day of the 12th month following the Effective Date and each subsequent anniversary thereof, the Term shall be automatically extended for one (1) additional year unless, no later than sixty (60) days before each such anniversary date, either party shall have given written notice to the other that it does not wish to extend the Term of the Agreement.

2. Duties

2.01  General. Employee shall serve as President of Employer and shall perform such executive duties as may from time to time be assigned to him by Parent’s CEO and Board of Directors as are consistent with the duties associated with the position. Employee shall be subject to the supervision and direction of the Parent’s CEO and its Board. The Parent’s Board shall appoint the Employee to serve as a director of the Parent. The Parent’s Board shall determine whether Employee’s service as a Board member shall be compensated for Board service and what the specific compensation if any, shall be. Parent and Employee hereby agree that upon the termination of this Agreement for any reason whatsoever, or at such earlier time as Employee ceases to serve as an employee of Employer, Employee will resign as a director of Parent and any subsidiaries for which he serves as a director, and, Employee’s resignation as a director shall become effective on the effective date of such termination or cessation, except in the event that the Employee is dismissed for cause.

2.02  Performance. During the term of his employment, Employee shall devote substantially all of his business time, best efforts, and attention to the business, operations, and affairs of Employer unless otherwise agreed to in writing by the Parties. Employee’s principal place of business shall be located in Palm Beach, Florida.

2.03  Representations.

(a) Employee represents and warrants to and agrees with Employer that:

(i) Neither the execution nor performance by Employee of this Agreement is prohibited by or constitutes or will constitute, directly or indirectly, a breach or violation of, or will be adversely affected by, any written or other agreement to which Employee is a party or by which he is bound.

(ii) Neither Employee nor any business or entity in which he has any interest or from which he receives any payments has, directly or indirectly, any interest of any kind in or is entitled to receive, and neither Employee nor any such business or entity shall accept, from any person, firm, corporation or other entity which competes with Employer, any payments of any kind on account of any services performed by Employee during the term of his employment.

(iii) During the ten years preceding the date hereof (A) no petition under any bankruptcy law(s) were filed by or against any business of which Employee was a general partner, executive officer or similar official, either at the time of the bankruptcy or within two years prior to that date, (B) Employee was not convicted in a criminal proceeding, and no criminal proceeding is currently pending against Employee (in either case other than traffic violations and other minor offenses, (C) Employee is not and has not been subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities or (D) Employee has not been found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a state or federal securities or commodities law, and the judgment has not been reversed, suspended or modified; as such, Employee hereby represents and warrants that the Employee is not subject to the bad actor disqualification provisions for Rule 506 of Regulation D under the Securities Act of 1933, as implemented under Section 926 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

(b) Employee agrees and hereby warrants that: (i) the Employee shall use Employee’s good faith and best efforts and judgment in performing Employee’s duties and to act in the best interest of the Employer; (ii) Employee shall devote such time, attention and energies to the business of the Employer as are reasonably necessary to satisfy Employee’s required responsibilities and duties hereunder; (iii) Employee shall adhere to the directions and recommendation of the Board and the Parent CEO; (iv) Employee shall refrain from investing in any direct competitor of Employer and Consolidated; (v) Employee shall observe and comply at all times with the provisions of the Employer’s Insider Trading Policy; (vi) Employee shall observe and comply at all times with the rules and regulations of the SEC or any other government regulations as are applied to the business of the Parent and Consolidated.

(c) Employer represents and warrants to Employee that this Agreement has been authorized by all necessary action on the part of Employer and constitutes a valid and binding obligation of Employee enforceable against Employer in accordance with the terms hereof.

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3. Compensation and Related Matters

3.01 Fixed Salary.

(a) Amount of Fixed Salary. As partial compensation for Employee's services, Employer shall pay Employee a salary (the "Fixed Salary") at the following rates in equal monthly (or more frequent, consistent with Employer’s payroll practices) installments, less appropriate payroll deductions as required by law:

October 3, 2022 – December 31, 2022 $120,000*

January 1, 2023 – December 31, 2023 $149,000*

January 1, 2024 – December 31, 2024 $178,800*

* Employee may elect to receive 30% of his pay in shares of the Common stock of the Parent company. The shares shall be registered either in an S1 or S8 registration.

(b) Increases in Base Salary - Employee's Base Salary shall be reviewed no less frequently than on each anniversary of the Effective Date during the Term by the Board (or such committee as may be appointed by the Board for such purpose). The Base Salary payable to Employee may be increased on each such anniversary date (and such other times as the Board or a committee of the Board may deem appropriate during the Term of the Agreement) to an amount determined by the Board (or a committee of the Board). Any increase in Base Salary or other compensation shall in no way limit or reduce any other obligations of Employer hereunder and, once established at an increased specified rate, Officer's Base Salary shall not be reduced unless Officer otherwise agrees in writing.

3.02 Additional Compensation.

(a) Stock Options. As additional compensation for Employee's services, the Employee is hereby granted options to purchase an aggregate of One Hundred million (100,000,000) shares of the Parent over the term of this Agreement, which options shall vest at the rate of Fifty Million (50,000,000) options on the day of signing and Fifty Million (50,000,000) options on the 1-year anniversary of signing October 3, 2023. The options shall have an exercise price of fair market value (FMV) as of the closing price on OTC Markets Pink Sheets on the date of signing, and 1-year anniversary, and may be exercised for a period of three years from the date the options vest. The number of shares subject to the options and the exercise price of the options shall be proportionately adjusted to give effect to any forward or reverse stock split, recapitalization, or similar corporate event completed by the Parent. In the event of the death of Employee, all unvested options shall immediately vest and the estate of Employee shall have the right to exercise any unexercised options for a period of six months from the date of Employee’s death, at which time any unexercised options shall terminate. In the event of the disability resulting in termination of this Agreement under Section 4.03, all unvested options shall immediately vest and Employee or his personal representative shall have the right to exercise any unexercised options for a period of six months from the date of Employee’s disability, at which time any unexercised options shall terminate. In the event this Agreement is terminated for cause under Section 4.01, all unexercised and/or unvested options shall immediately terminate and cease to be of any further force or effect. Employee hereby understands and agrees that the shares issuable upon exercise of the options described in this paragraph may not be registered under the Securities Act of 1933, as amended (the "Act") and, absent registration, the resale or transferability of such shares will be restricted under the Act and applicable state law.

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(b) Bonuses and Other Incentive Compensation. Employer may pay Employee such cash bonuses, stock bonuses, and/or incentives as may be determined from time to time by the Board of Directors.

3.03 Vacation. the employee will be entitled to 3 weeks of paid vacation during the first twelve months of this Agreement and four weeks per year for the remaining term of this Agreement.

3.04 Expenses. Employer will reimburse Employee for Employee’s reasonable out-of-pocket expenses incurred in connection with Employer’s business, including travel expenses, food and lodging while away from home, subject to such policies as Employer may from time to time reasonably establish for its employees.

3.05 Benefits. Employee shall be entitled to participate in all general pension, profit‑sharing, life, medical, dental, optical, disability, and other insurance and employee benefit plans and programs at any time in effect for senior executive employees including senior executive officers of Parent, provided, however, that nothing herein shall obligate Parent to establish or maintain any employee benefit plan or program, whether of the type referred to in this clause or otherwise.

4. Termination for Cause; Disability; Death; Change in Control

4.01 For Cause. Employer shall have the right to terminate the employment of Employee hereunder at any time for Cause (as hereinafter defined).provided, however, that Employee shall not be deemed to have been terminated for Cause without (i) at least three business days prior written notice to Employee setting forth the reasons for the Employer's intention to terminate for "Cause", (ii) an opportunity for the Employee, together with his counsel, to be heard before the Board, and (iii) delivery to the Officer of a written notice of termination (which date of delivery of such notice shall be the Early Termination Date), as defined herein, from the Board finding that in the good faith opinion of the Board, Employee engaged in the conduct set forth therein, and specifying the particulars thereof in detail. For purposes of this Agreement "Cause" shall mean the occurrence of any of the following acts or events by or relating to Employee: (a) any material misrepresentation by Employee in this Agreement; (b) any material breach of any obligations of Employee under this Agreement; (c) habitual insobriety or use of illegal drugs by Employee while performing his duties hereunder or which adversely affects Employee’s performance of his duties hereunder, (d) any gross negligence of intentional misconduct with respect to the performance of Employee’s duties under this Agreement, and/or (e) Employee’s theft or embezzlement, from the Employer, willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to, the Employer; provided, however, if during the term of this Agreement, there shall occur a Change of Control (as hereinafter defined), Employer may not terminate the employment of employee for Cause if Employee's conduct subsequent to such Change of Control is consistent with his conduct prior to such Change of Control, or for any act or omission which was known to Employer and which occurred prior to such Change of Control, and the term "cause" shall be deemed amended so as to delete therefrom the occurrence of the acts or events by or relation to Employee set forth above. In the event of termination for cause, Employee's Fixed Salary shall terminate as of the effective date of termination of employment, and, except as otherwise set forth in this Agreement, Employee shall not be entitled to any other compensation hereunder for any period subsequent to the effective date of termination.

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4.02 Without Cause. In the event that Employer terminates the Agreement without Cause as described in Paragraph 4.01 above, Employee shall be entitled to (i) unpaid Fixed Salary earned by Employee up to the date of termination; (ii) earned benefits and reimbursable expenses; (iii) any earned bonus which Employee has been awarded pursuant to the terms of the Agreement or any other plan or arrangement as of the Early Termination Date, but which has not been received by Employee as of a such date; (iv) any compensation earned but deferred; and, to the extent not included in (i) through (iv), (v) the Severance Payment (as defined below).

(a) Definition of "Severance Payment." For purposes of the Agreement, the term "Severance Payment" shall mean an amount equal to the sum of (i) the Base Salary otherwise payable to Employee during the remainder of the Term had such early termination of the Agreement not occurred ("Severance Period") and (ii) for each full or partial year of at least six months remaining in the Severance Period, the average of the annual bonuses earned by Officer in the two (2) years immediately preceding the date of termination (or if there are less than two (2) years immediately preceding such date, an amount equal to the immediately preceding bonus earned) ("Average Bonus"); provided, however, that in the event that, following a Change in Control (as defined above), the Employer terminates the Agreement without Cause pursuant to Paragraph 4.02 above or Employee terminates the Agreement for Good Reason pursuant to Paragraph 4.04 below, the term "Severance Payment" shall mean the amount described in the first paragraph of Section 4.04 hereof..

(b) Payment of Severance Payment. In the event that the Board determines that Employee is entitled to any Severance Payment, that portion of such Severance Payment that represents Base Salary shall be payable in monthly installments, and that portion of such Severance Payment that represents the Average Bonus shall be payable on the dates such amounts would have been paid had Employee continued in Employer's employment for the Severance Period; provided, however, that in the event of a Termination Following a Change in Control (as defined in Paragraph 4.04 below), the Severance Payment shall be payable in a lump sum within ten (10) days following such termination.

(c) Full Settlement of All Obligations. Employee hereby acknowledges and agrees that any Severance Payment paid to Employee hereunder shall be deemed to be in full and complete settlement of all obligations of Employer under this Agreement, and Employee's acceptance of such Severance Payment from Employer shall constitute Employee's release of Employer from any and all claims, suits, proceedings, liabilities, damages, or expenses arising by reason of this Agreement.

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4.03 Disability. If Employee, by reason of mental illness or physical incapacity or other disability, is unable to perform his regular duties hereunder (as may be determined by the Board of Directors), Employer shall (a) continue to pay employee’s Fixed Salary at a rate equal to fifty percent of the Fixed Salary in effect immediately prior to the date of disability for the balance of the term of this Agreement and (b) continue to pay Employee’s other compensation pursuant to this Agreement, for the balance of the term of this Agreement, except that options granted to Employee under this Agreement shall be treated as set forth in Section 3.02 (a) above; provided, however, in the event Employee recovers from any such illness, mental or physical incapacity or other disability (as may be determined an independent physician to which Employee shall make himself available for examination at the reasonable request of the Board of Directors), Employee shall immediately resume his regular duties hereunder at full pay. Any payments to Employee under any disability insurance or plan maintained by Employer shall be applied against and shall reduce the amount of the salary payable by Employer under this Agreement. Any determination by the Board with respect to the Employee’s disability must be based on a determination of competent medical authority or authorities, a copy of which determination must be delivered to the Employee at the time it is delivered to the Board. In the event the Employee disagrees with the determination of the Board described in this paragraph, the Employee will have the right to submit to the Board a determination by a competent medical authority or authorities of Employee’s own choosing to the effect that the aforesaid determination is incorrect and that Employee is capable of performing Employee’s duties under this Agreement. Any continuing dispute as to Employee’s disability shall be resolved by binding arbitration before one arbitrator in accordance with the Rules of Commercial Arbitration of the American Arbitration Association in Palm Beach County, Florida, or as close in proximity thereto as the American Arbitration Association can accommodate. The decision of the arbitrator shall be final and binding on the parties. If upon receipt of such determination, the Board wishes to continue to seek arbitration of this issue, it may do so in accordance with the provisions of the American Arbitration Association.

4.04 Change of Control. If during the term of this Agreement, there shall occur a Change of Control, Employee may terminate his employment hereunder for Good Reason (as hereinafter defined), whereupon Employee shall be entitled to receive a payment equal to 2.99 times Employee's average annual compensation paid by Employer (including bonuses, if any) during the three years preceding the date of termination; provided, however, that such payment shall be reduced if and only to the extent necessary to avoid the imposition of an exercise tax on such payment under Section 4999 of the Internal Revenue Code of 1986, as amended.

For purposes of this Agreement, a ("Change of Control") shall be deemed to have occurred on the effective date of (i) the sale of all or substantially all of Employer’s assets or (ii) any merger, acquisition or similar transaction that results in more than 50% of Employer’s outstanding equity securities being beneficially owned by persons who do not currently beneficially own 50% or more of Employer’s outstanding equity securities on the Effective Date; provided; however, that consummation by Employer of any or all of the transactions described on Schedule B, and the issuance of securities of Employer in connection therewith, shall not constitute a Change in Control for purposes of this Agreement. For the purposes of this Agreement, ("Good Reason") shall mean any of the following (without Employee's express prior written consent):

(a) The assignment to Employee by Employer of duties inconsistent with Employee's then positions, duties, responsibilities, titles, or offices of any reduction in his duties or responsibilities, or any removal of Employee from or any failure to re-elect Employee to any such positions, except in connection with the termination of Employee's employment for Cause, or disability (as described above) or as a result of Employee's death or by the termination of employment by Employee other than for Good Reason;

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(b) A relocation of Employer's principal executive offices to a location outside of South Florida or Employer's requiring Employee to be based anywhere other than within 50 miles of the location at which Employee on the date hereof performs Employee's duties, except for required travel on Employer's business to an extent substantially consistent with Employee's business travel obligations on the date hereof;

(c) A failure by Employer to continue in effect any benefit or compensation plan (including any pension, profit‑sharing, bonus, life, medical, disability, and other insurance and employee benefit plans including D&O coverage in amounts reasonably determined by the board of directors, and programs) in which Employee participates, or a failure to provide Employee with substantially similar benefits, or the taking of any actions by Employer which would materially and adversely affect Employee's participation in or reduce Employee's benefits under any such plans;

(d) The taking of any action by Employer which would deprive Employee of any material fringe benefit enjoyed by Employee on the date hereof; or

(e) The failure by Employer to obtain the specific assumption of this Agreement by any successor or assignee of Employer or any person acquiring substantially all of Employer's assets.

5. Confidential Information: Non‑Competition

5.01 Confidential Information. Employee shall not, at any time during or following termination or expiration of the term of this Agreement, directly or indirectly, disclose, publish or appropriate, use or cause permit or induce any person to appropriate or use, any proprietary secret or confidential information of Employer not in the public domain including, without limitation, knowledge or information relating to its trade secrets, business methods, the names or requirements of its customers all of which Employee agrees are and will be of great value to Employer and shall at all times be kept confidential. Upon termination or expiration of this Agreement, Employee shall promptly deliver or return to Employer all materials of a proprietary, secret, or confidential nature relating to Employer together with any other property of Employer which may have theretofore been delivered to or may then be in possession of Employee.

5.02 Non-Competition During the term of this Agreement, Employee shall not, within North America without the prior written consent of Employer in each instance, directly or indirectly, in any manner or capacity, whether for himself or any other person and whether as proprietor, principal owner shareholder, partner, investor, director, officer, employee representative, distributor, consultant, independent contractor or otherwise engage or have any interest in any entity which competes in any business or activity then conducted or engaged in by Employer, provided, however, that the foregoing shall not be deemed to prohibit Employee from engaging in the practice of illumination consulting, or on any other business permitted under this Agreement. Notwithstanding the foregoing, however, Employee may at any time own, in the aggregate, as a passive but not active investment, less than 10% of the stock or other equity interests of any publicly traded entity which engages in a business in direct competition with the Employer. After the termination of the Employee’s employment, the Employee will not, directly or indirectly, use such Confidential Information to compete with the business of the Employer, as the business of the Employer may then be constituted, within any state or province. Such non-competition shall continue for two years from the date of termination. Further, Employee shall not induce or attempt to induce any employee of the Employer to discontinue his or her employment with the Employer for the purpose of becoming employed by any competitor of the Employer, nor will Employee initiate discussions, negotiations, or contacts with persons known to be clients or prospective clients of the Employer at the time of the termination.

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5.03 Assignment of Intellectual Property. All processes, concepts, databases, software developments, hardware developments, clients list, brokers’ lists, trade secrets, inventions, patents, copyrights, trademarks, service marks, and other intangible rights (collectively “Intellectual Property”) that may be conceived or developed by Employee, either alone or with others, during the term of this Agreement, shall be the property of the Employer.

5.04 Reasonableness. Employee agrees that each of the provisions of this Section 5 is reasonable and necessary for the protection of Employer; that each such provision is and is intended to be divisible; that if any such provision (including any sentence, clause, or part) shall be contrary to law or invalid or unenforceable in any respect in any jurisdiction, or as to any one or more period of time, areas of business activities, or any part thereof, the remaining provisions shall not be affected but shall remain in full force and effect as to the other remaining parts; and that any invalid or unenforceable provision shall be deemed without further action on the part of the parties hereto, modified, amended and limited to the extent necessary to render the same valid and enforceable in such jurisdiction. Employee further recognizes and agrees that any violation of any of his agreements in this Section 5 would cause such damage or injury to Employer as would be irreparable and the exact amount of which would be impossible to ascertain and that, for such reason, among others, Employer shall be entitled, as a matter of course, to injunctive relief from any court of competent jurisdiction restraining any further violation. Such right to injunctive relief shall be cumulative and in addition to, and not in limitation of, all other rights and remedies which Employer may possess.

5.05 Survival. The provisions of this Section 5 shall survive the expiration or termination of this Agreement for any reason.

6. Miscellaneous

6.01 Notices. All notices under this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered against receipt or if mailed by first class registered or certified mail; return receipt requested, addressed to Employer and to Employee at their respective addresses set forth in the first page of this Agreement, or to such other person or address as may be designated by like notice hereunder. Any such notice shall be deemed to have been given on the day delivered if personally delivered, or on the third day after the date of mailing if mailed.

6.02 Parties in Interest. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors, and, in the case of Employer, assigns, but no other person shall acquire or have any rights under or by virtue of this Agreement, and the obligations of Employee under this Agreement may not be assigned or delegated.

6.03 Governing Law; Jurisdiction.This Agreement shall be governed by and construed and enforced in accordance with the laws and decisions of the State of Florida applicable to contracts made and to be performed therein without giving effect to the principles of conflict of laws.

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6.04 Severability. In the event any provision of this Agreement is determined by a court or other tribunal of competent jurisdiction to be invalid or unenforceable, such provision shall be eliminated from this Agreement and the balance of this Agreement shall remain in full force and effect.

6.05 Entire Agreements: Modification; Interpretation. This Agreement contains the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior negotiations and oral understandings if any. Neither this Agreement nor any of its provisions may be modified, amended waived, discharged, or terminated, in whole or in part, except in writing signed by the party to be charged. No waiver of any such provisions, or any breach of or default under this Agreement shall be deemed or shall constitute a waiver of any other provision breach or default. All pronouns and words used in this Agreement shall be read in the appropriate number and gender, the masculine, feminine, and neuter shall be interchangeable and the singular shall include the plural and vice versa, as the circumstances may require.

6.06 Indemnification. Employee shall indemnify and hold Employer free and harmless from and against and shall reimburse it for any and all claims, liabilities, damages, losses, judgments, costs, and expenses (including reasonable counsel fees and other reasonable out-of-pocket expenses) arising out of or resulting from any breach or default of any of his representations, warranties, and agreements in this Agreement. The employer shall indemnify and hold Employee free and harmless from and against and shall reimburse him for any and all claims, liabilities, damages, losses, judgments, costs, and expenses (including reasonable counsel fees and other reasonable out-of-pocket expenses) arising out of or resulting from any breach or default of any of its representations, warranties, and agreements in this Agreement.

6.07 Survival of Obligations. The parties shall be obligated to perform the terms of this Agreement after the Employee has terminated with the Employer.

6.08 Enforcement. If any portion of this Agreement is determined to be invalid or unenforceable, that portion of this Agreement will be adjusted, rather than voided, to achieve the intent of the parties. In the event that either party requires the use of an attorney to enforce the terms of this Agreement then the prevailing party shall be entitled to recover a reasonable attorney’s fee and costs.

6.09 Waiver. The waiver of any breach of any provisions of this Agreement will not operate or be construed as a waiver of any subsequent breach of the same or other provision of this Agreement.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement of October 3, 2022, to be effective as of the date first above written.

/s/ Eugene Caiazzo
Eugene Caiazzo

Integrated Holding Solutions, Inc.

By:	/s/ Matthew P. Dwyer
Matthew P. Dwyer, President

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